CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firms" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 130 to the Registration Statement (Form N-1A, No. 002-85229) of our report dated December 22, 2017, on the financial statements and financial highlights of:

●	Neuberger Berman Emerging Markets Debt Fund
●	Neuberger Berman High Income Bond Fund
●	Neuberger Berman Municipal Intermediate Bond Fund
●	Neuberger Berman Short Duration Bond Fund
●	Neuberger Berman Strategic Income Fund
●	Neuberger Berman Unconstrained Bond Fund

Included in the October 31, 2017 Annual Report to Shareholders of Neuberger Berman Income Funds.

/s/ Ernst & Young LLP

Boston, Massachusetts
 February 22, 2018